FOR IMMEDIATE RELEASE

January 27, 2010

Contact: Rob Jorgenson

724-465-5448

S&T Bank Announces Resignation

of Bob Rout as Chief Financial Officer

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA), a full-service financial institution with branch locations in 10 Pennsylvania counties, announced today that Chief Financial Officer Bob Rout has resigned to pursue another opportunity. Mr. Rout's decision was not based on any disagreement with S&T's operations, accounting principles or practices, or financial statement disclosures. Mr. Rout's resignation is effective February 5, 2010, and he will be assisting in transition efforts.

"We appreciate the contributions Bob made to S&T Bank during the past 20 years, and we wish him success in his new position," said Todd D. Brice, President and Chief Executive Officer of S&T Bank. "In preparation for events such as these, we have succession plans in place. In line with those plans, the board of directors has appointed Wendy Bell to serve as interim Chief Financial Officer until a permanent replacement is named."

A 25-year employee of S&T Bank, Wendy Bell is currently Senior Vice President, Controller and Chief Accounting Officer. Brice added that Bell's daily involvement in the bank's financial matters will ensure a smooth transition.

"At S&T Bank, solid leadership skills and vision run deep within our organization," Brice said. "Because of this, we anticipate that this change in our financial team will cause no disruption in the formulation and execution of our business plans."

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S&T Bank Announces Resignation

of Bob Rout as Chief Financial Officer (cont.)

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit www.stbank.com.

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